Exhibit 10.36

Execution Copy

PROMOTIONAL AGREEMENT

THIS PROMOTIONAL AGREEMENT (“Agreement”) is entered into this 25th day of June 2021 and shall be effective July 1, 2021 (the “Effective Date”) by and between Avalon House, Inc., a Delaware corporation (“Company”) Craw Daddy Productions, Inc. (“Provider”) f/s/o Cindy Crawford (“Crawford”). Company and Provider are referred to herein collectively as the “Parties” and each as a “Party.”

RECITALS

A. Crawford is an internationally renowned supermodel and celebrity spokesperson.

B. Company is an international franchisor of fitness/group training facilities.

C. Company wishes to engage Provider to require Crawford to provide promotional and related services to the Company and provide the Company with the right to use Crawford’s approved name and approved likeness to promote the Company’s products and services, pursuant to the terms of this Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows (any capitalized terms not otherwise defined herein shall have the meanings set forth in Section 7):

1. Services.

During the Term (as defined below), Provider shall require Crawford to devote a reasonable amount of Crawford’s time necessary to comply with the obligations under this Agreement to promote and participate in mutually approved marketing opportunities for the Company and its subsidiaries in connection with the Company’s Avalon House branded training equipment and programming owned by Company and the Company’s Avalon House branded product lines (collectively, the “Products”). Provider shall also require Crawford to permit use of her approved (in writing) name in connection with the promotion of the Products during the Term, it being specifically understood that all rights to use Crawford’s approved (in writing) name in connection with the Products hereunder shall specifically exclude any and all derivatives and/or variations thereof, unless otherwise approved in writing by Provider in each instance. In addition to the above, Provider and Crawford shall be expected to contribute to opportunities which shall consist of the following services (individually and collectively, the “Services”):

(a) During the Term, Provider shall require Crawford to produce a mutually approved (in writing) number of social media posts (but no less than ten (10)) per year of the Term) in any of the following manners: (i) in-feed Instagram posts (still, video or boomerang); (ii) Instagram stories; (iii) Facebook posts and live videos; and/or (iv) Twitter tweets, all of which shall be issued on Crawford’s verified social media channels to the extent maintained by Provider and/or Crawford (the “Social Media Posts”), it being understood that each such social media channel counts as a separate post. For avoidance of doubt, the Instagram story frames shall include, if possible, the swipe-up feature with a link provided by Company. The Social Media Posts shall be posted on a date and time mutually agreed upon by both Parties during the Term. For the avoidance of doubt, Provider and Crawford shall follow guidelines for content and creative for the Social Media Posts as provided by the Company and approved in writing by Provider. It is understood and agreed by the Parties that the Social Media Posts may, if and to the extent not utilized by Company pursuant to the terms of this Section 1, be used in Company’s discretion by and for the benefit of Company’s parent, F45 Training Holdings Inc., pursuant to and subject to the terms of Section 1(i) of that certain Promotional Agreement by and between F45 Training Holdings Inc. and Provider (the “F45 Promotional Agreement”), provided that in no event shall the aggregate minimum number of Social Media Posts required to be made by Provider under this Agreement and the F45 Promotional Agreement together exceed twenty (20) per year of the Term.

(b) Provider shall share copy and any accompanying content (such as photos or video) for the Social Media Posts with Company for approval at a reasonable time prior to posting unless otherwise directed by Company (and neither Provider nor Crawford shall post any content for the Social Media Posts without Company’s express prior written approval).

(c) Provider agrees to require Crawford to leave Social Media Posts on Crawford’s verified social channels during the Term, but may remove such Social Media Posts post-Term.

(d) In connection with the Social Media Posts, Provider and Crawford shall reasonably comply with the Company’s written instructions regarding FTC disclosure obligations as well as the corresponding program hashtag (if applicable, as directed by Company) and Company handles as directed by Company.

(e) Company may re-tweet and/or re-post Crawford’s Social Media Posts (and tag Crawford in such posts) and said postings shall not count against the total number of Social Media Posts required as outlined above; provided however any such re-tweet or re-post may only be made in connection with the Products; provided, further, no whitelisting or darklisting of such Social Media Posts shall be permitted.

(f) Company shall deliver to Provider and Crawford written guidance regarding the Company’s legal compliance policies, privacy and social media policies for Social Media Posts, and Provider and Crawford shall use commercially reasonable efforts to comply with such guidance. All Social Media Posts must also include Company-approved disclosure language (#sponsored, #ad, #paid), and Company shall be solely responsible for ensuring that any and all such disclosures comply with all applicable laws, including, without limitation, the FTC’s “Guides Concerning the Use of Endorsements and Testimonials in Advertising”. Company shall indemnify, defend, and hold harmless the Provider Indemnified Parties (as hereinafter defined) from any and all liability arising out of the same.

(g) Upon Company’s request, Provider shall (or shall require Crawford to) promptly remove or revise any messaging or content that Crawford has previously posted or distributed that relates to the Products.

(h) Provider and Company shall mutually approve in writing any press release and any Q&A regarding Provider’s and/or Crawford’s affiliation with the Products and/or Company. Nothing contained herein shall prevent Provider from issuing any press release that merely states, as a matter of fact, and as part of a listing of Crawford’s other endorsements, that Crawford is an endorser of the Products.

(i) Provider’s and Crawford’s rendition of any additional services shall be subject to the mutual agreement of the Parties (including, without limitation, the negotiation of appropriate remuneration in connection therewith).

In connection with any activities of Provider and/or Crawford described herein, the Company shall provide for and pay Provider’s and Crawford’s out-of-pocket expenses related to hair, stylist, makeup, security personnel, and ground transportation, as well as Provider’s and Crawford’s publicist and manager and two (2) additional management team members / travel companions. All such arrangements shall be negotiated in good faith, and shall reflect Provider’s and Crawford’s and such personnel’s customary precedents. In addition, if Crawford is required to perform Services at a location that is more than fifty (50) miles from Crawford’s principal residence in Malibu, California, the Company shall provide and pay for hotel and travel arrangements (including, without limitation, hotel in presidential suite or equivalent, cost of heavy private jet transportation or first class airfare for Crawford and business class airfare for the foregoing personnel) for Crawford and the foregoing personnel. Such arrangements shall be negotiated in good faith taking into account Crawford’s and such personnel’s customary precedents. The Company shall provide not less than ninety (90) days’ notice of the dates Company shall request Crawford’s Services. Provider agrees to respond promptly to the Company’s inquiries regarding Crawford’s availability and if not available, provide the Company with alternate dates.

2. Rights to Promotion Materials.

Provider acknowledges and agrees that Company will own all right, title, and interest in and to any and all advertising, marketing, and promotional materials used in connection with Company’s manufacturing, distribution, and sale of the Products, except to the extent that any such materials contain any intellectual property owned by Provider or any entity affiliated with Provider, including, without limitation, trademarks, copyrights, the name, image, likeness, voice, and persona of Crawford and Crawford’s personality rights. Notwithstanding the forgoing, Company acknowledges that it shall have no right, title or interest in or to any entertainment content into which Provider or Crawford elects to include Company promotional material. All rights which are not specifically granted and licensed to Company in this Agreement are hereby reserved by Provider, and Provider may exercise such rights at any time. For the avoidance of any doubt, this Agreement does not grant any right, title, or interest in or to the Brand Rights (as hereinafter defined) as a result hereof, except as expressly set forth herein.

3. Compensation.

In consideration of the performance by Provider and Crawford of the Services and the naming rights to the Products, Company shall provide to Provider the following consideration:

(a) Pursuant to mutually agreed to terms (in writing) between Company and the Provider, Company shall provide an equity stake to Provider (or, in Provider’s discretion, Provider’s designee) pursuant to a separate agreement, equal to ten percent (10%) of the fair market value of the Company on the date of the grant, subject to dilution if additional membership interests are issued to new members.

(b) If the Company has not become Publicly Traded by the end of the Term, the Parties will have a mutual option for one-hundred and eighty (180) days following the end of the Term to convert the equity stake provided in Section 3(a) to an equity stake of equivalent value in the Company’s parent company, F45 Training Holdings Inc., based on the fair market value of the Company on the date either Party exercises the option, as determined by a third-party appraisal, and the Closing Price of F45 Training Holdings Inc. on the date either Party exercises the option. Either Party may exercise the option by providing written notice to the other Party within the first one-hundred and eighty (180) days following the end of the Term. If F45 Training Holdings Inc. has not become Publicly Traded (as defined in the F45 Promotional Agreement) by the end of the Term, the above-outlined conversion shall be based upon the fair market value of each of the Company and F45 Training Holdings Inc. on the date either Party exercises the option, in each case as determined by a third-party appraisal. Notwithstanding the foregoing, it is understood and agreed by the Parties that for purposes of this Section 3(b) the fair market value ascribed to the Company shall in no event be less than the public offering price last proposed by any underwriter(s) in connection with a proposed initial public offering involving the Company contemplated to occur during the Term (if any).

(c) Except as expressly provided to the contrary in this Section 3(c), in order for Provider (or Provider’s designee, as applicable) to retain the entire equity stake in Company Provider and Crawford must continue to provide the Services described in Section 1 through the end of the Term. Notwithstanding the foregoing, if (i) Provider terminates this Agreement pursuant to Section 6(b) hereof before the end of the Term, or (ii) Company terminates or attempts to terminate this Agreement for any reason other than the occurrence of a Cause Event (as defined below), Provider (or Provider’s designee, as applicable) shall be entitled to retain the entire equity stake.

(d) Wiring Instructions. Company shall be solely responsible for any costs and/or fees associated with making any and all payments to Provider as required under this Agreement, including, without limitation, wire transfer fees. Company shall pay all sums due to Provider by wire transfer to the following account, unless otherwise instructed by Provider and memorialized in a written amendment to this Agreement, duly executed by authorized signatories of, and delivered by, each of the Parties hereto:

(e) No Deductions. Except as legally required, Company shall not deduct from, setoff or offset any amount payable to Provider hereunder for any reason. For purposes of illustration but without limitation, Company may not deduct: uncollectible accounts, wire transfer fees, bank fees or any other fees associated with making any and all payments to Provider, slotting fees, advertising or other expenses of any kind, the costs incurred in the operation of the business contemplated hereunder, or the conversion of any currency into United States Dollars.

4. Provider’s Representations and Warranties.

Provider represents and warrants to Company that, as of the date hereof:

(a) The execution and delivery of this Agreement by the Provider and the performance by Provider and Crawford of the covenants and obligations contemplated hereunder are not, to the best of Provider’s knowledge, in violation or breach of, do not and will not (with or without the passage of time or the giving of notice) conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any material agreement to which Provider is a party or by which Provider or any of its assets is bound or under any law applicable to Provider.

(b) Provider will, and will require Crawford to, perform the Services hereunder diligently and in a professional, first class manner consistent with general industry standards and practices and will comply with all applicable laws, rules, regulations and standards in completing such Services.

(c) Subject to last paragraph of this Section 4, to the best of Provider’s knowledge, no materials delivered or otherwise furnished by Provider hereunder, including without limitation, all graphics, music, sound, images, files, photos, animation, artwork, text, data, information, messages, hypertext links, scripts, and all other dramatic, artistic, literary, and musical materials, ideas and other intellectual properties furnished or selected by Provider or any third party engaged by Provider, and contained in or used in connection with the transactions contemplated hereby or Provider’s social media posts or the distribution, advertising, publicizing or other use or exploitation thereof, will, when used in accordance with the terms and conditions of this Agreement, infringe the rights of any third party.

(d) To the best of Provider’s knowledge, Provider shall refrain from using any material in any content provided to Company that would cause Company to be required to pay any fee to a third party or to incur any cost without the Company’s consent (including, without limitation, any union or guild payments (other than SAG-AFTRA payments, which shall be the Company’s responsibility)).

Notwithstanding the foregoing, the Company shall be responsible for paying for and obtaining all third party rights, licenses, permissions and/or clearances required for the worldwide production, distribution, exhibition and exploitation of materials that the Company desires to use that Provider notifies the Company Provider does not own.

5. Company Representations and Warranties.

Company represents and warrants to Provider and Crawford that, as of the date hereof:

(a) Organization and Capitalization. The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware with the power and authority to own its assets and operate its business.

(b) Authority. The Company has full legal right, power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of the Company and, assuming due authorization, execution and delivery hereof by Provider, constitutes the binding and enforceable obligation of the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws (as defined below) affecting the enforcement of creditors’ rights generally and general principles of equity. The Products shall at all times be designed, developed, manufactured, distributed, advertised, labeled, tested, marketed, promoted, offered for sale, sold, and otherwise exploited in accordance with all applicable Laws.

(c) No Conflict. The execution and delivery of this Agreement by the Company, the performance by it of the covenants and obligations contemplated hereunder, and the consummation by it of the transactions described hereunder, are not in violation or breach of, do not and will not (with or without the passage of time or the giving of notice) conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms or provisions of the Company’s organizational documents or any material contract to which the Company or any subsidiary is a party or by which the Company, any subsidiary or any of its or their assets is bound, or under any law or governmental order applicable to the Company or any subsidiary, and do not require consent or approval from any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind (each, a “Person”). There is no pending or threatened litigation which may affect Company’s ability to fully perform its obligations herein.

(d) Compliance with Laws. Company and each of Company’s parents, subsidiaries and affiliated companies (collectively, “Company Parties”) shall comply with and act in accordance with (i) any and all applicable laws and other legal obligations including, without limitation, local, state, federal and international directives, rules, assessments, regulations, filing requirements, ordinances, statutes, codes, guides, judgments and civil or common law; (ii) conventions and treaties to which any country, region and/or portion of the United States, and any legal subdivisions thereof, is a party; and (iii) industry and trade-association standards, rules or regulations (all of the foregoing in sub-sections (i), (ii) and (iii) are, individually and collectively, “Laws”).

(e) Products. The Products and all advertising and promotional efforts by Company (including, as applicable, its designees) shall be of high quality in design, material, workmanship, and execution. No injurious, deleterious or defamatory material, writing or images shall be used in connection with the Products, Crawford’s endorsement of the Products or the results and proceeds of Crawford’s Services. The Products shall be merchantable and fit for the intended use herein, shall in all respects be safe to consumers and shall be manufactured and distributed in accordance with all applicable Laws. Company shall undertake a level of customer service and provide warranties to consumers at least as favorable as is standard in its industry. Company shall comply with any and all product recalls issued by the Consumer Product Safety Commission (CPSC) or any other local, federal or state agency or Laws. Company owns all rights in and to the Products, including by way of example and not limitation, any and all trademarks and service marks used for or in connection therewith, and none of the design, development, manufacture, distribution, advertising and promotion, marketing, exploitation offering for sale, sale, or other exploitation of the Products infringe any intellectual property right or otherwise violate any right of any third party.

(f) No Expenses. Company shall not create, incur or permit any encumbrance, lien, security interest, mortgage, pledge, assignment or other hypothecation upon this Agreement or permit the commencement of any proceeding or foreclosure action on this Agreement or to obtain any assignment thereof, whether or not involving any judicial or nonjudicial foreclosure sales. Company has not and will not, during the Term or at any time after expiration of the Term, create any expenses chargeable to Provider without Provider’s prior written approval of the same in each instance.

6. Term and Termination; Effect of Expiration or Termination.

(a) Term. This Agreement shall become effective on the Effective Date and continue for a period of five (5) years, unless sooner terminated pursuant to the terms hereof (the “Term”). Notwithstanding the foregoing, the Term shall end prior to the expiration of such period, upon the occurrence of a Cause Event (as defined below).

(b) Provider’s Right to Terminate.

(i) Provider shall have the right, but not the obligation, to suspend its performance hereunder and/or terminate this Agreement in its entirety, upon the occurrence of any one (1) or more of the following events: (A) the failure of Company to make any payment required to be made under this Agreement, which failure is not cured within thirty (30) days of Company’s receipt of written notice from Provider of the same; and/or (B) the breach by Company of any of its representations or warranties herein, or the failure of Company to comply with any of the other terms of this Agreement or otherwise discharge its duties hereunder (it being understood that any such failure related to non-payment shall be governed by Section 6(b)(i)(A) above), and such breach or failure, to the extent curable, is not cured within thirty (30) days of Company’s receipt of written notice from Provider of the same; and/or (C) the breach by Company of any provision of this Agreement, or the failure of Company to comply with any of the terms of this Agreement or otherwise discharge Company’s duties hereunder, more than one (1) time during the Term; and/or (D) the failure by Company to procure or maintain insurance pursuant to the terms of this Agreement; and/or (E) any act of gross negligence or wanton misconduct by Company, and such action is not corrected within ten (10) days of Company’s receipt of written notice from Provider of the same; and/or (F) the cessation of operations by Company, including, without limitation, Company’s failure to continuously and diligently offer the Products, for a continuous period of ninety (90) days); and/or (G) the making by Company of an assignment for the benefit of creditors, or the filing by or against Company of any petition under any federal, national, state or local bankruptcy, insolvency or similar Laws, if such filing shall not have been dismissed or stayed within sixty (60) days after the date thereof.

(ii) Company hereby acknowledges that Company shall not have an opportunity to cure any breach which, by its terms, cannot be cured.

(c) Expiration or Termination of Agreement.

(i) Effect or Termination. Upon expiration or termination of this Agreement, all rights granted hereunder shall revert to Provider, and Company shall have no further rights whatsoever. Any Sections and any other obligations under the provisions of this Agreement which, by their term or implication, have a continuing effect, shall survive any expiration or termination of this Agreement. Any and all unpaid amounts under this Agreement for the balance of the Term shall be immediately due as of the effective date of expiration or termination, and shall be paid to Provider no later than: (A) fifteen (15) days from the expiration of this Agreement, or (B) five (5) days from the termination of this Agreement. In no event shall any expiration or termination of this Agreement, or any payment to Provider pursuant to the preceding sentence, excuse Company from any breach or violation of this Agreement, and Provider shall have and hereby reserves all rights and remedies that Provider has, or are granted to Provider by operation of law.

(ii) Return & Destruction. (A) Within six (6) months of any expiration of this Agreement, or termination of this Agreement by Company in accordance with the terms and conditions hereof, and (B) as soon as possible after any termination of this Agreement by Provider in accordance with the terms and conditions hereof, but in no event later than thirty (30) days thereafter, Company shall, as directed by Provider, destroy or return to Provider, at Company’s sole cost, any and all materials bearing Provider’s and/or Crawford’s intellectual property, as well as all materials used for the Products or any of Company’s advertising and promotional efforts hereunder.

7. Definitions.

(a) “Anti-Prestige Activity” means (i) performance in any pornographic media (including without limitation, pornographic films), or (ii) consumption of illegal drugs (provided this clause (ii) shall not apply to activities in connection with Provider’s movie/TV roles).

(b) “Cause Event” shall mean the occurrence of any of the following, whether such event occurs or is first made public during the Term:

(i) any material breach by Provider of this Agreement which is not cured within thirty (30) days following written notice by Company to Provider of such breach;

(ii) conviction of a felony under the laws of any jurisdiction, if such felony involves moral turpitude and materially impairs Provider’s ability to perform the Services hereunder, provided that (A) termination of this Agreement shall be Company’s sole remedy for the same, and (B) in the event Company wishes to exercise such termination right, it must do so within thirty (30) days following the date of such conviction; or

(iii) Provider or Crawford engaging in any Anti-Prestige Activities.

(c) “Closing Price” means, when used with respect to the common stock of F45 Training Holdings Inc. and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NASDAQ or, if the common stock is not listed or admitted to trading on the NASDAQ, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the common stock is listed or admitted to trading.

(d) “Publicly Traded” means that the Company’s common stock is listed or traded on a national securities exchange or over the counter.

8. Indemnification.

(a) Provider shall indemnify, defend and hold Company and Company’s current and future parents, subsidiaries, and affiliates, and each of their respective current and future successors, assigns, representatives, employees, officers, and other agents (“Company Indemnified Parties”) harmless from any third-party claim, damage, loss, liability, cost or expense (including reasonable third party counsel fees and disbursements of counsel) (collectively, “Claims”) resulting or arising solely from any material breach by Provider of any of its express representations, warranties or covenants set forth in this Agreement. The Company Indemnified Parties shall promptly notify Provider of any Claim, and reasonably cooperate with Provider in the defense or settlement of such Claim; provided that, no delay in notification shall affect Provider’s indemnification obligations except to the extent such delay prejudices Provider’s ability to defend such Claim. Provider shall have the right to select counsel and to defend any/or settle such Claim, provided that any such settlement includes a full release for the Company Indemnified Parties. Provider shall not be liable to Company or any third party under this Section 8(a) to the extent that (i) Company is required to indemnify Provider from a Claim pursuant to Section 8(b) below, or (ii) the amount of the Claim exceeds the aggregate fair market value of compensation actually received by Provider hereunder (e.g., the aggregate fair market value of all equity interests in the Company then held by Provider and which Provider is entitled to retain) during the Term.

(b) Company shall indemnify, and defend and hold Provider and Crawford, and Provider’s current and future parents, subsidiaries, and affiliates, and each of their respective current and future successors, assigns, representatives, employees, officers, and other agents (“Provider Indemnified Parties”) harmless from any and all Claims resulting or arising from any one (1) or more of the following: (i) the distribution, licensing and use of the Products, (ii) any alleged defect in the Products or their implementation, (iii) any material breach by Company of the provisions of any of its representations, warranties or covenants set forth in this Agreement, (iv) the provision of Services pursuant to this Agreement except to the extent that Company is entitled to be indemnified in respect thereof pursuant to Section 8(a) above, (v) the failure by Company to perform any of its obligations under this Agreement, and (vi) any acts, whether by omission or commission by Company, which may arise out of, in connection with, or is any way related to, the Products, or this Agreement. The Provider Indemnified Parties shall promptly notify Company of such Claim, and reasonably cooperate with Company in the defense or settlement of such Claim; provided that, no delay in notification shall affect Company’s indemnification obligations except to the extent such delay prejudices Company’s ability to defend such Claim. Company shall have the right to select counsel and to defend any/or settle such Claim, provided that any such settlement includes a full release for the Provider Indemnified Parties. Company hereby agrees that Provider’s approval shall not waive, diminish or negate Company’s indemnification obligations to the Provider Indemnified Parties herein.

(c) Indemnification Process. The Party to be indemnified hereunder (the “Indemnitee”) must give the indemnifying Party hereunder (the “Indemnitor”) prompt written notice of any Claim, and the Indemnitor, in its sole discretion, may then take such action as it deems advisable to defend such Claim on behalf of the Indemnitee. In the event that appropriate action is not taken by the Indemnitor within thirty (30) days after the Indemnitor’s receipt of written notice from the Indemnitee, the Indemnitee shall have the right to defend such Claim with counsel reasonably acceptable to the Indemnitor, and no settlement of any such Claim may be made without the prior written approval of the Indemnitor, which approval shall not be unreasonably withheld, conditioned or delayed. Even if appropriate action is taken by the Indemnitor, the Indemnitee may, at its own cost and expense, be represented by its own counsel in such Claim. In any event, the Indemnitee and the Indemnitor shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects with respect to any such Claim.

9. Insurance.

Company shall maintain in full force and effect during the Term, with a reputable insurance carrier, a general liability insurance policy with a limit of liability of not less than Two Million United States Dollars (USD $2,000,000) and an umbrella policy with a limit of liability of not less than Five Million United States Dollars (USD $5,000,000). Nothing in this Section 9 is intended to limit or affect the indemnification provisions of Section 8 above.

10. Benefit and Assignment.

(a) Except as otherwise provided in this Section 10, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is of a personal nature with respect to Company, and therefore Company shall not assign, sub-license, encumber or transfer this Agreement or any of its rights or obligations hereunder, directly or indirectly, whether pursuant to any change of ownership, control or otherwise, without Provider’s prior written approval of the same in each instance. Any attempted assignment sub-license, encumbrance or transfer by Company in violation of the foregoing shall be void and of no force or effect. Provider shall have the right to assign, encumber and/or transfer any or all of its rights and/or obligations under this Agreement, in any form or manner, without the knowledge, consent or approval of Company.

(b) Notwithstanding anything to the contrary contained herein, the Parties hereby acknowledge and agree that (i) the Agreement is a personal services contract under which Provider is relying on performance by Company, in which Provider has placed its trust and confidence, (ii) Company provides unique goods and services under this Agreement that are personal in nature to the Company, and (iii) Provider is relying on Company’s performance in particular under this Agreement and would be irreparably harmed by the assignment of this Agreement by Company without Provider’s prior written consent. The Parties further hereby acknowledge and agree that (A) this Agreement is subject to applicable law governing trademarks, including 15 U.S.C. § 1051 et seq. (the “Lanham Act”), (B) under applicable law, this Agreement shall not be assignable by Company without Provider’s prior written consent, and (C) Provider is relying on the restrictions on assignability under applicable law, including the Lanham Act, and under this Agreement, to allow Provider to satisfy its duty to control the quality of goods sold under Crawford’s intellectual property. The Parties further hereby acknowledge and agree that as a result of the foregoing, in the event that Company becomes a debtor in a bankruptcy case under 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), (x) this Agreement shall not be assignable by Company without Provider’s consent, pursuant to section 365(c)(1) of the Bankruptcy Code, and (y) Provider shall be permitted to exercise its right to terminate this Agreement, pursuant to section 365(e)(2) of the Bankruptcy Code.

11. No Third Party Rights.

This Agreement is entered into among the Parties for the exclusive benefit of the Parties and their successors and permitted assignees. Except as provided herein, this Agreement is expressly not intended for the benefit of any creditor of the Parties or any other Person.

12. No Attack.

Company shall not, during the Term or at any time thereafter, attack or challenge, or lend assistance to any third party in connection with an attack or challenge, of any right, title or interest of Provider in and to any and all intellectual property rights (including, without limitation, copyright, patent and trademark rights), whether now known or hereafter devised, in and to any and all materials of any sort utilizing, or any rights arising out of, Crawford’s name, image, likeness, voice, persona, signature, biographic information, and rights of publicity, including all such materials as may be developed by Company and all goodwill that is attached or may become attached to the foregoing, whether by way of (individually and collectively, the “Brand Rights”): (a) an application for and/or an opposition against any intellectual property rights relating to the Brand Rights, (b) adoption of any intellectual property rights confusingly similar to, or that infringes, any of the Brand Rights, or (c) any lawsuit, cancellation proceeding or action, or otherwise. Company shall not represent in any filing, presentation, document or other statement, whether written or verbal, that Company or any third party is the owner of the Brand Rights or any other endorsement rights hereunder, and Company shall not use or display any of the foregoing except as expressly permitted herein

13. Brand Restrictions.

(a) Company shall not enter into any license agreement or acquire any rights in or to any photographs or other assets of Crawford from any party other than Provider for use during the Term, whether for use in connection with the Products or otherwise, without Provider’s prior written approval of the same in each instance, which approval may be granted or withheld in Provider’s sole and absolute discretion. Company shall not, during the Term or at any time thereafter: (i) defame or disparage the Brand Rights (or any portion thereof) or Provider, or Crawford, nor shall Company place the Brand Rights (or any portion thereof), Provider or Crawford in a negative light, whether in connection with this Agreement or otherwise, or (ii) utilize the Brand Rights (or any portion thereof) in association with, nor shall Company associate Crawford with any products other than the Products, including without limitation of the following: (A) any tobacco or products/paraphernalia related thereto (e.g., cigarettes, etc., but specifically excluding cigars); (B) any narcotics or products/paraphernalia related thereto; (C) mortuaries, cemeteries and/or other products or services relating to death; (D) pornography or other “adult only” or sexually explicit activities or services (including video tapes, books, magazines, tapes, pornography, sex toys, condoms, software and online and telephone services and other mediums now in existence or hereafter devised); (E) massage parlors or prostitution, dating or escort agencies or services; (F) weapons; or (G) any products and/or services that denigrate or discriminate against individuals based on race, national origin, gender, religion, disability, ethnicity, sexual orientation, gender identity or age.

(b) Company acknowledges and agrees that: (i) any and all use of the Brand Rights and/or any intellectual property rights related to Crawford (e.g. exploitation of a copyrighted photograph of Crawford), whether in connection with the Products or otherwise, requires the consent and authorization of Provider in each instance, (ii) Provider is the only person or entity that can authorize the use of Brand Rights on or in connection with any products or services throughout the world, and (iii) should Company or any third party desire to manufacture, advertise, sell, offer or otherwise exploit any products or services related to Crawford, any and all such acts would be a use of the Brand Rights and would therefore require the prior written consent of Provider in each instance.

(c) Provider shall own all right, title and interest (including, without limitation, all intellectual property rights) in and to any: (i) domain names that are similar to, use and/or incorporate the Brand Rights, or any variation thereof (“Domain Names”), (ii) corporate, trade or business names that are similar to, use and/or incorporate the Brand Rights, or any variation thereof (“Business Names”), and (iii) the Crawford’s verified social media accounts and other social media accounts (e.g., on Twitter, Facebook, Instagram, etc.) that are branded with any Brand Rights, or any variation thereof (together with the Domain Names and Business Names, the “Brand Names/Accounts”). During the Term and at all times thereafter, Company shall have no right to, and hereby agrees not to, register any Brand Name/Account incorporating, in whole or in part, Brand Rights or any variation(s) or derivative(s) thereof. Should Company register any Brand Name/Account incorporating any Brand Rights or any variation(s) or derivative(s) thereof, Company shall transfer the same to Provider, immediately upon Provider’s request.

14. Force Majeure.

(a) All incidents of force majeure, being circumstances beyond the reasonable control of any Party and which have, or may have, a material effect on the ability to perform under this Agreement, including, but not limited to, failure of power or other utility supplies; fire; flood; earthquake; other natural disaster; explosion; riot, strike or lockout of that party’s work force; civil insurrection or unrest; terrorist activity; war (whether war be declared or not); and laws, regulations and acts of any governmental, transnational or local authority (“Force Majeure”), shall for the duration and to the extent of the effects caused thereby release the Parties from the performance of their contractual obligations hereunder, except with respect to Company’s payment obligations to Provider hereunder, which shall remain in full force and effect. A Party who has suffered a Force Majeure event shall notify the other Party without delay of any such incident(s).

(b) Each Party shall take all reasonable steps to avoid or restrict Force Majeure events and to mitigate any loss therefrom.

(c) In the event of an incident or incidents of Force Majeure, the Parties shall as soon as reasonably possible resume performance of their obligations hereunder (if at all possible).

15. Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, (c) seven (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth below, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 15. Notices shall be sent as follows:

If to Provider:

Craw Daddy Productions, Inc.

c/o Holthouse Carlin & Van Trigt LLP

11444 W. Olympic Blvd., 11th Floor

Los Angeles, CA 90064

Attention: Julie C. Miller

with copies (which shall not be deemed notice) to:

Thompson Hine LLP

One Alliance Center

3560 Lenox Road, Suite 1600

Atlanta, GA 30326

Attention: Peter W. Smith

and

Glenn Rotner

27312 Winding Way

Malibu, CA 90265

If to Company:

Avalon House, Inc.

801 Barton Springs Way, 9th Floor

Austin, TX 78704

Attention: Chief Legal Officer

with a copy to:

King & Spalding LLP

50 California Street

Suite 3300

San Francisco, CA 94105

Attention: Darren Gardner

16. Amendment; Waiver.

No modification of or amendment to this Agreement shall be valid unless in a document signed by both Parties hereto and referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a document signed by the Parties sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

17. Severability and Modification.

Each provisions and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

18. Governing Law and Dispute Resolution.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREUNDER. EACH PARTY AGREES THAT, IN CONNECTION WITH ANY LEGAL SUIT OR PROCEEDING ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT, IT SHALL SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN TRAVIS COUNTY, TEXAS AND BY EXECUTING THIS AGREEMENT AGREES TO VENUE IN SUCH COURTS AND CONSENTS TO SUCH COURTS’ JURISDICTION. PROCESS IN ANY SUIT OR PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD. EACH OF THE PARTIES HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY AND ALL ACTIONS OR PROCEEDINGS IN ANY COURT, WHETHER THE SAME IS BETWEEN THEM OR TO WHICH THEY MAY BE PARTIES, AND WHETHER ARISING OUT OF, UNDER, OR BY REASON OF THIS AGREEMENT, OR ANY ACTS OR TRANSACTIONS HEREUNDER OR THE INTERPRETATION OR VALIDITY THEREOF, OR OUT OF, UNDER OR BY REASON OF ANY OTHER CONTRACT, AGREEMENT OR TRANSACTION OF ANY KIND, NATURE OR DESCRIPTION WHATSOEVER, WHETHER BETWEEN THEM OR TO WHICH THEY MAY BE PARTIES.

19. All Rights Cumulative; Equitable Relief.

(a) All Rights Cumulative. All rights and remedies conferred upon or reserved by the Parties in this Agreement shall be cumulative and concurrent and shall be in addition to all other rights and remedies available to such Parties at law or in equity or otherwise, including, without limitation, requests for temporary and/or permanent injunctive relief. Such rights and remedies are not intended to be exclusive of any other rights or remedies and the exercise by either Party of any right or remedy herein provided shall be without prejudice to the exercise of any other right or remedy by such Party provided herein or available at law or in equity.

(b) Equitable Relief. The Parties hereby acknowledge and agree that any breach by a Party hereunder shall cause the non-breaching Party irreparable harm for which there is no adequate remedy at law, and in the event of such breach, the non-breaching Party shall be entitled to, in addition to other available remedies, seek injunctive or other equitable relief, including, without limitation, interim or emergency relief, including, without limitation, a temporary restraining order or injunction, before any court with applicable jurisdiction, to protect or enforce its rights.

20. Independent Contractor.

In rendering the Services to be rendered by Provider and/or Crawford hereunder, Provider and Crawford shall each be an independent contractor. Nothing contained herein shall be deemed to constitute either Provider or Crawford as the partner or agent of Company or Company as the partner or agent of Provider or Crawford. Neither Company, on the one hand, nor Crawford nor Provider shall have the power or authority to bind the other with respect to third parties or to represent to third parties that they have such authority. The Parties acknowledge that nothing in this Agreement constitutes Provider or Crawford as an employee of Company.

21. Entire Agreement; Further Assurances.

This Agreement together with Exhibit A attached hereto, constitutes the entire agreement and understanding between and among the Parties with respect to the subject matter hereof, and supersedes any other prior written or oral agreement or understandings between and among the Parties with respect to the subject matter hereof. Each Party shall, at the other Party’s request, execute and deliver such instruments or take such other actions as may be reasonably requested to effectively carry out the terms and provisions of this Agreement.

22. Counterparts.

This Agreement may be executed in two (2) or more counterparts (and may be executed and delivered via facsimile in two (2) or more counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each of the Parties agrees that an electronic or digital signature evidencing a Party’s execution of this Agreement shall be effective as an original signature and may be used in lieu of the original for any purpose.

23. Titles and Subtitles; Construction.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

24. Joint Draft.

The Parties have participated jointly in the drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.

25. 409A.

The Parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to be exempt from or to otherwise comply with Internal Revenue Code (the “Code”) Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will be exempt from or otherwise comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement will be exempt from or otherwise comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its affiliates, nor their respective directors, officers, employees or advisers shall be liable to Provider (or any other individual claiming a benefit through Provider) for any tax, interest, or penalties Provider may owe as a result of compensation or benefits paid under this Agreement, and the Company and its affiliates shall have no obligation to indemnify or otherwise protect Provider from the obligation to pay any taxes pursuant to Code Section 409A or otherwise.

[SIGNATURE PAGE TO PROMOTIONAL AGREEMENT]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first above written.

“Company”

AVALON HOUSE, INC.

By:	/s/ Adam Gilchrist
Name:	Adam Gilchrist
Its:	CEO

“Provider” f/s/o “Crawford”

CRAW DADDY PRODUCTIONS, INC. F/S/O CINDY CRAWFORD

By:	/s/ Cindy Crawford
Name:	Cindy Crawford
Its:

EXHIBIT A

Standard Terms

The following standard terms are hereby incorporated into the Agreement:

A. Exclusivity.

a.

Subject to clause A.c. of the Standard Terms below, during the Term, Provider shall not, directly or indirectly, authorize (nor has Provider authorized, prior to the Term, which authority is still in effect) the use of Crawford’s name, picture, image, voice, likeness, signature and/or biographical information, nor will Crawford render any services, post about, sponsor, promote, give any testimonials or endorsements in any advertising in any medium, nor engage in any promotional, marketing, endorsement or activities, in connection with any product/service directly competitive with the Products (collectively, “Competitive Products”), defined as follows: fitness training business (home or traditional); class-focused fitness centers; group fitness classes; personal fitness training franchises; gym services; resistance training; yoga; pilates; cycling; dance fitness classes; martial or mixed martial arts-based fitness training; boxing-based fitness training; fitness bootcamps. By way of example only, the following gym or fitness service providers are considered Competitive Products: CrossFit, Orange Theory, Barry’s Bootcamp, Soul Cycle, Fly Wheel, Planet Fitness, Anytime Fitness, Equinox, Training Mate, Mirror, Jazzercise and Les Mills.

b.	Subject to clause A.c. of the Standard Terms below, during the Term, Provider shall not, directly or indirectly, do the following:

i.	Divert, or attempt to divert, any business or customer of the Company or its affiliates to any Competitive Products; or

ii.

Unless released in writing by the Company, employ or seek to employ any person who is at that time employed by the Company or its affiliates, or otherwise directly or indirectly induce such person to leave his or her employment.

c.	Notwithstanding anything to the contrary in these Standard Terms or in the Agreement:

i.

Nothing shall limit Provider’s or Crawford’s right to appear (i) in any of the entertainment fields or in the entertainment, news or informational portion of any program, film, publication or other production or live event, regardless of the media through which such program, film, publication or other production or live event is exhibited, and/or (ii) in connection with the advertising, promotion, merchandising and/or publicity materials therefor, regardless of sponsorship or products or services used therein.

ii.

For the avoidance of doubt, (i) Crawford may appear as a participant or guest at events, regardless of sponsorship or products used therein (e.g., Crawford may participate in charity events and appear on a guest line or “red carpet” containing a backdrop with names of Competitive Products); (ii) Crawford may appear in purely editorial material (e.g., a magazine spread) which uses and/or credits Competitive Products; (iii) Crawford may appear in advertising and/or promotional materials for other products, which materials contain the incidental appearance of Competitive Products; and (iv) nothing herein or in the Agreement shall prevent Provider’s or Crawford’s passive investment in any enterprise, product or service whatsoever.

iii.	For the further avoidance of doubt, paparazzi and other press footage and photographs containing Competitive Products shall not be deemed a breach hereunder.

B.	Grant of Rights.

a.	Creative Ownership. Subject to clause B.c. of the Standard Terms below:

The ownership of all designs, products, intellectual property, promotional and digital materials, and all any and all rights whether now known or hereafter devised in and to the results and proceeds of Provider’s and Crawford’s Services hereunder, including, without limitation, any contributions Provider or Crawford makes in connection with any of the foregoing are the sole property of the Company. All results and proceeds of every kind of services heretofore and hereafter to be rendered by Provider or Crawford in connection with the Products, including without limitation, all ideas, suggestions, themes, titles and other material, whether in writing or not in writing, at any time heretofore or hereafter created or contributed by Provider or Crawford which in any way relate to the Products (collectively referred to as the “Work”) was or will be created as a work-for-hire for Company. The Work was specifically commissioned by Company and, as such, is a “work-made-for-hire” as such term is used in the United States Copyright Act, and Company is and shall be deemed the author thereof. Provider acknowledges that Company, as the author of the work, is the sole and exclusive owner of all rights in and to the Work and is entitled to the copyrights (and all extensions and renewals of copyrights) therein and thereto, with the right to make such changes therein and such uses thereof as Company may determine. To the extent the foregoing may, for any reason, not vest in Company, all rights of every kind, in all media whether now or hereafter known, in perpetuity throughout the universe, Provider hereby assigns the same to Company. Provider hereby waives all rights of droit moral or “moral rights of the author” or any similar rights or principles at law which Provider may now or later have in the Work.

b.

Use of Provider’s Name and Likeness. Subject to the Company’s compliance in each case with the restrictions and requirements set forth in the Agreement (including Provider’s approval and consent rights), Provider grants to Company the worldwide, non-exclusive, right and license to use, publicly display, publicly perform, reproduce, broadcast, amplify, whitelist, transmit, exhibit, disseminate and distribute Crawford’s name, image, and likeness solely for and in connection with the promotion of the Products during the Term (for clarity, including in connection with the Services).

c.

Provider Retention of Rights. Notwithstanding anything to the contrary set forth in this Agreement, except for the limited license expressly provided in the Agreement and in these Standard Terms, Provider retains all worldwide rights in the Brand Rights, including, without limitation, Crawford’s name, likeness, voice, persona, and image.

d.

Reverse License. Company hereby grants to Provider and Crawford, a royalty-free, perpetual, fully-paid, right and license to utilize the results and proceeds of the Services hereunder, in its entirety or any portions thereof, in all media now known or hereafter developed, throughout the universe, as follows: (i) on any one (1) or more of Provider’s and/or Crawford’s websites, social media accounts and all successor medias thereto, whether now known or hereinafter developed; and (ii) in connection with historical and archival purposes (e.g., documentary, commentary, corporate retrospective, historical files on websites of Provider).

C.	Approvals.

a.

Company shall approve all Social Media Posts prior to upload by Provider or Crawford. Provider will submit all promotional Social Media Posts to Company for approval a reasonable time before posting, and Company shall review such Social Media Posts and provide feedback to Provider. Provider shall use reasonable efforts to incorporate such feedback into the Social Media Posts. Provider shall resubmit the content to Company for review, and Company shall be entitled to additional rounds of feedback until the content is approved by Company for posting. For the avoidance of doubt, Provider nor Crawford shall post any content in connection with this Agreement without the prior written approval of Company. Company shall not use Crawford’s name, image, voice, persona, likeness, or any other Brand Rights, on any assets or marketing materials related to the Products and/or Crawford’s affiliation with the Products (including use of previously approved items in connection with a new use or context)

without Provider’s prior written approval of the same in each instance. Provider shall respond to each request for approval from Company within five (5) days of Provider’s receipt of such request (“Approval Window”); provided, however that Provider’s silence or failure to respond to any such request prior to the expiration of the Approval Window shall be deemed Provider’s disapproval of the materials and/or content contained in such request for approval. Company hereby acknowledges that Provider’s approval of any particular materials or content for a specific purpose shall only be deemed an approval for said purpose. Company shall be required to re-submit any previously approved materials and/or content to the extent Company wishes to use the same for other purposes. Company hereby acknowledges that, in the event Company fails to obtain Provider’s consent or approval for any act or omission requiring such consent or approval (e.g., use of Crawford’s name, image, likeness, voice, or persona, etc.), the same shall be deemed a non-curable breach of this Agreement entitling, but not requiring, Provider to immediately terminate this Agreement.

b.

Company acknowledges that, if any materials produced hereunder are of inferior quality in material and/or workmanship or not in accordance with applicable Laws, then the substantial goodwill which Provider has built up and now possesses in the Brand Rights will be impaired. As such, Company shall use Company’s best efforts to operate the business contemplated hereunder in a manner consistent with the high prestige and quality associated with Provider, Crawford, the Brand Rights and the Crawford Rights.

D. Confidentiality.

a.

Neither Provider nor Crawford will disclose any Company Confidential Information (as defined below). Nothing contained in this paragraph shall prevent Provider or Crawford from disclosing (i) any information, on a need-to-know and confidential basis, to Provider’s or Crawford’s business and legal representatives or (ii) any information required to be disclosed by law or legal process. “Company Confidential Information” shall mean information which is confidential in nature and/or of great value to Company and obtained by Provider or Crawford hereunder, and shall include, without limitation, (A) trade secrets; (B) business, financial, legal or contractual matters of or pertaining to Company and its affiliates, and their respective officers, directors, shareholders and employees (hereinafter, the foregoing are collectively referred to as “Company Related Parties”); (C) any other private and confidential matters concerning Company or any of the Company Related Parties; and (D) information pertaining to the terms of this Agreement.

b.

The Company will not disclose (and shall cause its directors, officers, employees, contractors and affiliates not to disclose) any Provider Confidential Information (as defined below). Nothing contained in this paragraph shall prevent Company from disclosing (i) any information, on a need-to-know and confidential basis, to Company’s business and legal representatives or (ii) any information required to be disclosed by law or legal process. “Provider Confidential Information” shall mean information, which is confidential in nature and/or of great value to Provider and/or Crawford and shall include, without limitation, (A) personal information or matters about Provider, Crawford, or Crawford’s family, friends, representatives and employees; (B) business, financial, medical, legal or contractual matters of or pertaining to Provider or Crawford and/or Provider’s or Crawford’s business entities and their respective officers, directors, shareholders and employees (hereinafter, the foregoing are collectively referred to as “Provider Related Parties”); (C) any other private and confidential matters concerning Provider, Crawford or any of the Provider Related Parties; and (D) information pertaining to the terms of this Agreement.